EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) amends the Participation Agreement dated October 9, 2013 (together with any prior amendments thereto, the “Agreement”) which is hereby incorporated by reference, and is made as of the Amendment Effective Date of August 16, 2019 by and between EQUITABLE FINANCIAL LIFE INSURANCE COMPANY (formerly known as AXA Equitable Life Insurance Company) (the “Insurer”); FEDERATED INSURANCE SERIES (the “Investment Company”), a Delaware Limited Partnership, and FEDERATED SECURITIES CORP. (the “Distributor”). The Insurer, the Investment Company, and the Distributor are collectively referred to as “Parties” and individually as a “Party”.

WHEREAS, the Insurer, the Investment Company, and the Distributor desire to amend the Agreement by the addition of the Confidentiality Section; and

WHEREAS, on or prior to June 15, 2020, Company changed its registered names from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company.

NOW, THEREFORE, in consideration of the Agreement and the mutual covenants contained herein, the Parties hereto agree as follows:

1. Section 11 of the Agreement is deleted in its entirety and replaced with the following:

11.    CONFIDENTIALITY.

(a) Defined. As used herein,“Confidential Information” will mean information or materials about a Party or any of such Party’s affiliates, whether or not proprietary to such Party or any of its affiliates, whether disclosed intentionally by or acquired unintentionally from such Party, any affiliate, any of its other service providers, agents or representatives or any director, officer or employee of any of the foregoing, whether in written, electronic, visual or oral form, regardless of how transmitted, and whether or not marked “confidential” or “proprietary”, including, without limitation information concerning past, present or prospective products, assets, services, systems, customers, employees, financial professionals, shareholders, agents, representatives, finances, books and/or records, business affairs and/or relationships, business plans, trade secrets, methods of operations, distribution and/or marketing strategies and/or procedures or other internal matters. Confidential Information also includes any personal, financial or identifying information of an individual person including, without limitation, any past, present or prospective individuals who are customers, directors, officers, employees, financial professionals, shareholders, agents or representatives of a Party or any of its affiliates, such as such person’s name, address, telephone numbers, sex, age, social security number, account and/or employee numbers, finances, business, health, employment, credit standing, history, hobbies and personal relations and any list, description or other grouping directly or indirectly derived in whole or part therefrom (“Personal Information”) and information, directly or indirectly, derived by or on behalf of any other Party from a Party’s Confidential Information, using such Party’s Confidential Information exclusively or combined with other information, and information obtained by any other Party from third parties to expand upon, support or elucidate a Party’s Confidential Information and summaries and analyses of or involving such Party’s Confidential Information.

(b) Obligations. The Party receiving (“Receiving Party”) Confidential Information of the other Party (“Disclosing Party”) will exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information, but in no event shall the Disclosing Party use less than reasonable care. The Receiving Party will only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary in the ordinary course of business to enable the Receiving Party to fulfill its obligations under this Agreement. Further, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the directors, officers and/or employees of Receiving Party who have a need to know such information (and only to the extent necessary) in order to fulfill the purposes contemplated by this Agreement or as required by a Party’s regulators (“Qualified Staff Persons”), provided that Receiving Party has first informed such Qualified Staff Persons of the obligations imposed by this Section and remains liable at all times for the acts or omissions of its Qualified Staff Persons. Further, each Party will have the right to provide this Agreement, or any Work Order, to an affiliate.

(c) Nondisclosure. Receiving Party shall not disclose Confidential Information to any other person, including without limitation any of its subsidiaries, affiliates, authorized subcontractors or other agents or representatives except such persons who have a need to know such information in order to fulfill the purposes contemplated by this Agreement. Each such person must execute a written confidentiality agreement on substantially the same terms and conditions as set forth in this Section and provide a copy of such agreement to the Disclosing Party upon request. Any breach of confidentiality by such person shall be deemed to be a breach by Receiving Party of Receiving Party’s obligations hereunder.

(d) Information Security Program. Each Party warrants and represents that it has adopted and implemented, and covenant that each will maintain, a comprehensive information security program (“Information Security Programs”) incorporating administrative, technical, and physical safeguards (a) to ensure the confidentiality of Personal Information in its possession or control; (b) to protect against any anticipated threats or hazards to the security or integrity of Personal Information; (c) to protect against unauthorized access to or use of Personal Information, including without limitation programs to train such Party’s personnel and agents in safeguarding the same, (d) to prevent the loss, destruction or alteration of Confidential Information, and (e) to destroy all electronic and hard-copy materials containing Confidential Information which a Party is permitted or required to destroy hereunder in a safe and secure manner.

(e) Reviews. Each Party shall regularly audit and review each of their Information Security Programs to ensure its continued effectiveness to safeguard the other Parties’ Personal Information as required herein and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, information systems, new or revised regulations, industry best practices or changing threats or hazards to any other Party’s Personal Information. Upon reasonable request by any other Party, each Party shall permit the requesting Party or its representative the right to audit the applicable Party’s Information Security Program and its data security policies and procedures, on reasonable advance notice during normal business hours, to confirm such party’s compliance with the requirements of this Agreement with respect thereto.

(f)	Incident Management.

(i)

The Insurer will provide the Investment Company and Distributor with the name and contact information for an employee of the Insurer who shall serve as the Insurer’s primary security contact and shall be available to assist the other Parties twenty-four (24) hours per day, seven (7) days per week as a contact in resolving obligations associated with a security breach. With respect to the Investment Company and Distributor, the notice shall be sent to FederatedInformationSecurity@federatedinv.com (or such other contact details as may be notified to the Insurer in accordance with “Notices” provision of this Agreement).

(ii)

Each Party shall notify the other Parties of a security breach as soon as practicable, once the applicable Party becomes aware of any such breach but in no event later than in the time required by applicable state and federal laws and regulations; and

(iii)

Each Party shall notify each other Party’s Chief Privacy Officer (or similar officer) of any security breaches or unauthorized data exposures by e-mailing each other Party with a read receipt at the e-mail addresses provided below, and with a copy by e-mail to the applicable Party’s primary business contact within such Party.

If to the Issuer: PrivacyOffice@equitable.com

If to the Investment Company: FederatedInformationSecurity@federatedinv.com

If to the Distributor: FederatedInformationSecurity@federatedinv.com

(g) Mitigation. Each Party understands and acknowledges that any security breach of Personal Information may impose obligations on the other Parties to notify affected individuals as well as regulators of such security breach and take steps, among others, to mitigate any adverse impact or other harm to its customers and/or prospective customers arising from such security breach. Each Party agrees to cooperate with and assist the other Parties in meeting all such obligations.

(h) Remedy. The Recieing Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the Disclosing Party shall be entitled, without waiving any of its other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

(i) Nonconfidential Information. Notwithstanding anything to the contrary herein, Receiving Party shall have no obligation to preserve the confidentiality of any Confidential Information which:

1.

is or becomes publicly known (other than through unauthorized disclosure by the Disclosing Party) and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information;

2.

at the time of disclosure to Receiving Party, is already in the possession of or known to Receiving Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking;

3.

is disclosed to Receiving Party by any person or entity other than Disclosing Party and is available to Receiving Party without use of or reference to any of Disclosing Party’s Confidential Information and is not subject to any other confidentiality undertaking; or

4.	is developed by Receiving Party without use of or reference to any Confidential Information or any other information subject to a confidentiality undertaking.

The foregoing exceptions shall not apply to Personal Information.

(j) Government Disclosures. In the event that Receiving Party becomes legally compelled by a court of competent jurisdiction or by a governmental body to disclose any Confidential Information, Receiving Party will give Disclosing Party prompt written notice of such requirement, together with a copy of such demand, to enable Disclosing Party to seek a protective order or other remedy. In the event that Disclosing Party elects not to seek or is unable to obtain a protective order or other remedy, Receiving Party will only disclose that portion of the Disclosing Party’s Confidential Information which it is advised in writing by its legal counsel is legally required to be disclosed and will make reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(k) Return of Confidential Information. Except as otherwise expressly provided in this Agreement, Receiving Party will, and will cause all others in possession to, return to Disclosing Party (or such third party or parties as Disclosing Party may designate in writing) all documents and materials (and all copies thereof) containing Confidential Information, whether in hardcopy, electronic form or otherwise, promptly following termination of this Agreement, with or without cause. The Receiving Party will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request from the Disclosing Party for such a certification.

(l) Third-Party Suppliers, Sub-contractors, Sub-servicers and/or Hosting Providers: Each Party warrants and represents that it will ensure its third-party suppliers, sub-contractors, sub-servicers and/or Hosting provider adhere to each Party’s obligation of ensuring its continued effectiveness to safeguard Confidential Information and maintenance of a comprehensive security program, including incorporation of administrative, technical and physical safeguards as detailed in the Information Security Program Section. Each Party shall regularly audit and review their third-party suppliers, sub-contractor, sub-servicer and/or hosting providers controls to ensure effectiveness of their internal control environment, including the design and implementation of their programs to reasonably prevent a cyber breach or fraud. This includes but is not limited to the review of their application and/or infrastructure security, penetration test reviews, access controls & management (e.g. use of Multi-Factor Authentication), data protection (e.g. encryption at rest and in-transit), incident response, change management, logging, monitoring and reporting.

(m) Survival. The provisions of this Section shall survive the termination of the Agreement.

2.The remaining terms and conditions of the Agreement not modified herein shall remain in full force and effect.

3.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute only one instrument.

4.This Amendment and the provisions herein contained shall be binding upon and inure to the benefit of the Investment Company and the Distributor and the Insurer and their respective successors and assigns.

Signature Blocks on Following Page

IN WITNESS WHEREOF, the Parties hereto have signed this Amendment.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY:

Reviewed By:

Name:	Kenneth Kozlowski

Title:	Kenneth.Kozlowski@equitable.com

Date:	8/27/2020 | 10:53 AM EDT

FEDERATED SECURITIES CORP.:

Reviewed By:

Name:	Paul A Uhlman

Title:	President

Date:	August 25, 2020

FEDERATED INSURANCE SERIES:

Reviewed By:

Name:	John B. Fisher

Title:	President

Date:	August 25, 2020